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Exhibit 10.4

SYNGENCE CORPORATION

May 23, 2007

Mr. Douglas Matzke
1516 Copper Creek Drive
Plano, TX 75075

Dear Douglas:

        We are pleased to offer you the position of Chief Technical Officer at Syngence Acquisition Corporation ("Company" or "Syngence"). In this position, you will report to the Chief Executive Officer. Your compensation will be $125,000 per year, with a discretionary target bonus of $25,000 per year

        You will be offered the right, upon execution by you of a Subscription Agreement relating thereto, to purchase up to 75,000 shares of Syngence common stock at a purchase price of $0.01/share. 75% of such shares shall be owned by you subject to the right of repurchase by Syngence described below. Subject to your continued employment with Syngence or an affiliate, the restriction will lapse in equal amounts on each of the first three anniversaries of your employment. Upon termination of your employment with Syngence or an affiliate, all of the shares then remaining restricted shall, for a period of thirty days following such termination, be subject to repurchase by Syngence at the original purchase price, without interest

        You will be eligible to participate in certain employee benefits, including group health insurance coverage, subject to the terms of the applicable health insurance plans. On your hire date, you will be begin accruing Paid Time Off (PTO) at the rate of 20 days per year, up to a maximum accrual of 40. No additional time will accrue until your accrued vacation falls below the maximum accrual amount. Additional information concerning these benefits and the eligibility requirements for each will be available to you when you start work. Benefit programs are reviewed and modified periodically at the Company's discretion.

        This offer is contingent upon your agreement to the enclosed Proprietary Information, Non-Competition and Inventions Assignment Agreement. Please sign and return that form to me along with your signed acceptance of this letter. In addition, this offer is also contingent upon your presentation of adequate documentation confirming your eligibility for employment in the United States. On or before your first day of employment, please bring with you documents verifying your eligibility to work in the United States.

        This offer and employment is contingent upon and subject to all other Company policies, procedures and handbooks. It is also contingent upon confirmation that you are not prevented from working for Syngence due to any restrictive covenant you may have signed.

        Employment at Syngence is at all times at-will, meaning that either you or the Company may terminate the employment relationship at any time with or without cause or notice.

        If you have any questions about this offer of employment, please don't hesitate to call. I look forward to working with you.

Sincerely,

/s/ GEORGE NOGA

George Noga
President/CEO

        I accept this offer of at will employment under the terms specified above and have signed the enclosed Proprietary Information, Non-Competition and Inventions Assignment Agreement, which I understand is a term and condition of my employment at Syngence Acquisition Corporation. I understand that either I or Syngence may terminate this employment relationship at will at any time with or without cause or notice.

/s/ DOUGLAS MATZKE Douglas Matzke
May 23, 2007 Date

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  Exhibit 10.4